Exhibit 23.1 CONSENT OF INDEPENDENT AUDITORS — ERNST & YOUNG LLP

We consent to the incorporation by reference in the combined shelf Registration Statement (Form S-3, No. 333-62172) of Emmis Communications Corporation and Emmis Operating Company of our report dated April 14, 2004 (except Note 15, as to which the date is May 10, 2004), with respect to the consolidated financial statements of Emmis Communications Corporation and to the consolidated financial statements of Emmis Operating Company included in this Annual Report (Form 10-K) for the year ended February 29, 2004.

We also consent to the incorporation by reference in the Registration Statements (Form S-8), pertaining to the Emmis Communications Corporation 1994 Equity Incentive Plan (No. 33-83890); the Emmis Communications Corporation 1995 Equity Incentive Plan and the Non-Employee Director Stock Option Plan (No. 333-14657); the Emmis Communications Corporation 1997 Equity Incentive Plan, the 1999 Equity Incentive Plan and the Employee Stock Purchase Agreement (No. 333-42878); the Emmis Communications Corporation 2001 Equity Incentive Plan (No. 333-71904); the Emmis Communications Corporation 2002 Equity Compensation Plan (No. 333-92318); and the Emmis Operating Company 401(k) Plan and Emmis Operating Company 401(k) Plan Two (No. 333-105724) of our report dated April 14, 2004 (except Note 15, as to which the date is May 10, 2004), with respect to the consolidated financial statements of Emmis Communications Corporation and to the consolidated financial statements of Emmis Operating Company included in this Annual Report (Form 10-K) for the year ended February 29, 2004.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
May 14, 2004